Exhibit 4.23
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2021, Clearway Energy, Inc. (the “Registrant” or “Clearway Inc.”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, Class A, par value $0.01 per share, and (ii) Common Stock, Class C, par value $0.01 per share.
Description of Clearway Inc.’s Capital Stock
The following description of Clearway Inc.’s common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Clearway Inc.’s amended and restated certificate of incorporation, and Clearway Inc.’s fourth amended and restated bylaws, which are exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. The following description may not contain all of the information that is important to you. To understand them fully, you should read Clearway Inc.’s amended and restated certificate of incorporation, Clearway Inc.’s fourth amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capitalization
Our authorized capital stock consists, as of December 31, 2021, of:
(i)500,000,000 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of which 34,599,645 shares are issued and outstanding;
(ii)    500,000,000 shares of Class B common stock, par value $0.01 per share (“Class B common stock”), of which 42,738,750 shares are issued and outstanding;
(iii)    1,000,000,000 shares of Class C common stock, par value $0.01 per share (“Class C common stock”), of which 81,779,021 shares are issued and outstanding;
(iv)    1,000,000,000 shares of Class D common stock, par value $0.01 per share (“Class D common stock”), of which 42,738,750 shares are issued and outstanding; and
(v)    10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.
In addition, as of December 31, 2020, (i) an aggregate of 3,269,598 shares of Class A common stock and Class C common stock are reserved for issuance under Clearway Inc.’s equity-based compensation plans, (ii) an aggregate of 42,738,750 shares of Class A common stock are reserved for issuance upon the exchange of Class B units of Clearway LLC and (iii) an aggregate of 42,738,750 shares of Class C common stock are reserved for issuance upon the exchange of Class D units of Clearway LLC. Unless Clearway Inc.’s Board of Directors (the “Board of Directors”) determines otherwise, Clearway Inc. will issue all shares of its capital stock in uncertificated form.

Exhibit 4.23
Class A Common Stock
Voting Rights
Each share of Class A common stock entitles the holder to one vote with respect to each matter presented to Clearway Inc.’s stockholders on which the holders of Class A common stock are entitled to vote. Holders of shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of Clearway Inc.’s common stock are listed. Holders of Class A common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on the Board of Directors and as otherwise provided in Clearway Inc.’s amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of the Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock on a combined basis.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Clearway Inc.’s outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. Dividends upon shares of the Class A common stock may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of shares of Class A common stock and Class C common stock will share ratably in all dividends as may be declared by the Board of Directors in respect of the outstanding common stock. Before payment of any dividend, there may be set aside out of any of Clearway Inc.’s funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of Clearway Inc.’s property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because Clearway Inc. is a holding company, its ability to pay dividends on the Class A common stock is limited by restrictions on the ability of its subsidiaries to pay dividends or make other distributions to Clearway Inc., including restrictions under the terms of the agreements governing its indebtedness.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Clearway Inc.’s affairs, holders of shares of Class A common stock would be entitled to share ratably in Clearway Inc.’s assets that are legally available for distribution to stockholders after payment of its debts and other liabilities and the liquidation preference of any of the outstanding shares of preferred stock, subject only to the right of the holders of shares of Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with Clearway Inc.’s liquidation.
Other Rights
Holders of shares of Clearway Inc.’s Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of shares of Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Clearway Inc. may designate and issue in the future.
Listing
The Class A common stock is listed on the NYSE under the symbol “CWEN.A.”
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Computershare Shareowner Services, LLC.

Exhibit 4.23
Class B Common Stock
Voting Rights
Each share of Class B common stock entitles the holder to one vote with respect to each matter presented to Clearway Inc.’s stockholders on which the holders of Class B common stock are entitled to vote. Holders of shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to Clearway Inc.’s stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of Clearway Inc.’s common stock are listed. Holders of shares of Class B common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on the Board of Directors and as otherwise provided in Clearway Inc.’s amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by Clearway Inc.’s stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock on a combined basis.
Dividend and Liquidation Rights
Holders of shares of Class B common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class B common stock in the event of payment of a dividend in shares of common stock payable to holders of Class A common stock and Class C common stock, or to receive a distribution upon liquidation or winding up except for their right to receive payment for the par value of their shares of Class B common stock in connection with Clearway Inc.’s liquidation.
Mandatory Redemption
Shares of Class B common stock are subject to redemption at a price per share equal to par value upon the conversion of Class B units of Clearway LLC to Class A units of Clearway LLC. Shares of Class B common stock so redeemed are automatically cancelled and are not available to be reissued.
Class C Common Stock
Voting Rights
Each share of Class C common stock entitles the holder to 1/100th of one vote with respect to each matter presented to Clearway Inc.’s stockholders on which the holders of Class C common stock are entitled to vote. Holders of shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of Clearway Inc.’s common stock are listed. Holders of shares of Class C common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on the Board of Directors and as otherwise provided in Clearway Inc.’s amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of the Class A common stock, Class B common stock, Class C common stock and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock on a combined basis.

Exhibit 4.23
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Clearway Inc.’s outstanding shares of Class C common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. Dividends upon shares of Class C common stock may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. The holders of shares of Class C common stock and Class A common stock will share ratably in all dividends as may be declared by the Board of Directors in respect of the outstanding common stock. Before payment of any dividend, there may be set aside out of any of Clearway Inc.’s funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of Clearway Inc.’s property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore, because Clearway Inc. is a holding company, its ability to pay dividends on shares of Class C common stock is limited by restrictions on the ability of its subsidiaries to pay dividends or make other distributions to Clearway Inc., including restrictions under the terms of the agreements governing its indebtedness.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Clearway Inc.’s affairs, holders of shares of Class C common stock would be entitled to share ratably in Clearway Inc.’s assets that are legally available for distribution to stockholders after payment of its debts and other liabilities and the liquidation preference of any of the outstanding shares of preferred stock, subject only to the right of the holders of shares of Class B common stock and Class D common stock to receive payment for the par value of their shares in connection with Clearway Inc.’s liquidation.
Other Rights
Holders of shares of Clearway Inc.’s Class C common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, when issued, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of shares of Class C common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Clearway Inc. may designate and issue in the future.
Equal Status
Except as expressly provided in Clearway Inc.’s amended and restated certificate of incorporation, including with respect to voting rights, shares of Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock as to all matters, including in the event of a liquidation or in connection with a change of control. In the event of any merger, consolidation, or other business combination requiring the approval of Clearway Inc.’s stockholders entitled to vote thereon (whether or not Clearway Inc. is the surviving entity), the holders of shares of Class C common stock will receive the same amount and form of consideration on a per share basis as the consideration, if any, received by holders of shares of Class A common stock in connection with such merger, consolidation or combination (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders will receive in any such merger, consolidation or combination with respect to their shares of Class A common stock, then the holders of shares of Class C common stock will be entitled to make the same election as to their shares of Class C common stock). In the event of any (i) tender or exchange offer to acquire any shares of Class A common stock or Class B common stock by any third party pursuant to an agreement to which Clearway Inc. is a party; or (ii) any tender or exchange offer or any other redemption or repurchase by Clearway Inc. to acquire any shares of Class A common stock or Class B common stock, the holders of shares of Class C common stock will receive the same amount and form of consideration on a per share basis as the consideration received by holders of shares of Class A common stock (and if holders of shares of Class A common stock are entitled to make an election as to the amount or form of consideration that such holders will receive in any such tender or exchange offer or other repurchase with respect to their shares of Class A common stock, then the holders of shares of Class C common stock will be entitled to make the same election as to their shares of Class C common stock).

Exhibit 4.23
Listing
The Class C common stock is listed on the NYSE under the symbol “CWEN.”
Transfer Agent and Registrar
The transfer agent and registrar for the Class C common stock is Computershare Shareowner Services, LLC.
Class D Common Stock
Voting Rights
Each share of Class D common stock entitles the holder to 1/100th of one vote with respect to each matter presented to Clearway Inc.’s stockholders on which the holders of Class D common stock are entitled to vote. Holders of shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to Clearway Inc.’s stockholders for their vote or approval, except as otherwise required by applicable law or the listing requirements of any exchange on which shares of Clearway Inc.’s amended and common stock are listed. Holders of shares of Class D common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on the Board of Directors and as otherwise provided in Clearway Inc.’s amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of shares of Class A common stock, Class B common stock, Class C common stock, and Class D common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by Clearway Inc.’s stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock on a combined basis.
Dividend and Liquidation Rights
Holders of shares of Class D common stock do not have any right to receive dividends, other than dividends payable solely in shares of Class D common stock in the event of payment of a dividend in shares of common stock payable to holders of Class A common stock and Class C common stock, or to receive a distribution upon liquidation or winding up except for their right to receive payment for the par value of their shares of Class D common stock in connection with Clearway Inc.’s liquidation.
Mandatory Redemption
Shares of Class D common stock are subject to redemption at a price per share equal to par value upon the conversion of Class D units of Clearway LLC. Shares of Class D common stock so redeemed are automatically cancelled and are not available to be reissued.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock and Class C common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock and Class C common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Clearway Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Clearway Inc.’s management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Exhibit 4.23
Preferred Stock
Under Clearway Inc.’s amended and restated certificate of incorporation, Clearway Inc. will continue to be authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding.
The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by Clearway Inc.’s stockholders. Any preferred stock so issued may rank senior to Clearway Inc.’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Clearway Inc. without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, Clearway Inc. has no plans to issue any preferred stock.
Antitakeover Effects of Delaware Law and Clearway Inc.’s Certificate of Incorporation and Bylaws
In addition to the disproportionate voting rights that Global Infrastructure Investors III, LLC (“GIP”) has as a result of its indirect ownership of Class B common stock and Class D common stock, some provisions of Delaware law contain, and Clearway Inc.’s amended and restated certificate of incorporation and Clearway Inc.’s fourth amended and restated bylaws described below contain, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts, which Clearway Inc. believes may result in an improvement of the terms of any such acquisition in favor of Clearway Inc.’s stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for the Board of Directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire Clearway Inc.. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the company.
Meetings and Elections of Directors
Special Meetings of Stockholders. Clearway Inc.’s amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Board of Directors by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
Elimination of Stockholder Action by Written Consent. Clearway Inc.’s amended and restated certificate of incorporation and its fourth amended and restated bylaws provide that holders of Clearway Inc.’s common stock cannot act by written consent in lieu of a meeting.
Vacancies. Any vacancy occurring on the Board of Directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock.
Amendments
Amendments of Certificate of Incorporation. The provisions described above under “—Special Meetings of Stockholders,” “—Elimination of Stockholder Action by Written Consent” and “—Vacancies” may be amended only by the affirmative vote of holders of at least two-thirds of the combined voting power of outstanding shares of Clearway Inc.’s capital stock entitled to vote in the election of directors, voting together as a single class.

Exhibit 4.23
Amendment of Bylaws. The Board of Directors has the power to make, alter, amend, change or repeal Clearway Inc.’s bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office.
Notice Provisions Relating to Stockholder Proposals and Nominees
Clearway Inc.’s fourth amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.
Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to the Board of Directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to the Board of Directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to Clearway Inc.’s corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.
To be timely, a stockholder’s notice must be received at Clearway Inc.’s principal executive offices:
•in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Clearway Inc.;
•in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Clearway Inc..
With respect to special meetings of stockholders, Clearway Inc.’s fourth amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.
Delaware Antitakeover Law
Clearway Inc. is presently subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by the Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Exhibit 4.23
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of Clearway Inc.’s voting stock.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Clearway Inc. to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Amendments
Any amendments to Clearway Inc.’s amended and restated certificate of incorporation, subject to the rights of holders of Clearway Inc.’s preferred stock, regarding the provisions thereof summarized under “—Antitakeover Effects of Delaware Law and Clearway Inc.’s Certificate of Incorporation and Bylaws” will require the affirmative vote of at least 66 2/3% of the voting power of all shares of common stock then outstanding.
Fourth Amended and Restated Limited Liability Company Agreement of Clearway Energy LLC
The following is a description of the material terms of the fourth amended and restated limited liability company agreement of Clearway LLC.
Governance
Clearway Inc. serves as the sole managing member of Clearway LLC. As such, Clearway Inc., and effectively the Board of Directors, controls the business and affairs of Clearway LLC and is responsible for the management of its business. No other member of Clearway LLC, in its capacity as such, has any authority or right to control the management of Clearway LLC or to bind it in connection with any matter. Any amendment, supplement or waiver of the Clearway LLC operating agreement must be approved by a majority of Clearway Inc.’s independent directors.
Voting and Economic Rights of Members
Clearway LLC has issued four classes of units: Class A units and Class C units, which may only be issued to Clearway Inc., as the sole managing member, and Class B units and Class D units, which may only be issued to GIP and held by GIP or its permitted transferees. Units of each of the four classes have equivalent economic and other rights, except that upon issuance, each holder of a Class B unit will also be issued a share of Clearway Inc.’s Class B common stock and each holder of a Class D unit will also be issued a share of Clearway Inc.’s Class D common stock. Each Class B unit is exchangeable for a share of Clearway Inc.’s Class A common stock, subject to equitable adjustments for stock splits, dividends and reclassifications in accordance with the terms of the Amended and Restated Exchange Agreement (as described below), and each Class D unit is exchangeable for a share of Clearway Inc.’s Class C common stock, subject to equitable adjustments for stock splits, dividends and reclassifications in accordance with the terms of the Amended and Restated Exchange Agreement. When GIP or its permitted transferee exchanges a Class B unit of Clearway LLC for a share of Clearway Inc.’s Class A common stock, Clearway Inc. will automatically redeem and cancel a corresponding share of Class B common stock, and the Class B unit will automatically convert into a Class A unit of Clearway LLC issued to Clearway Inc. When GIP or its permitted transferee exchanges a Class D unit of Clearway LLC for a share of Clearway Inc.’s Class C common stock, Clearway Inc. will automatically redeem and cancel a corresponding share of Clearway Inc.’s Class D common stock, and the Class D unit will automatically convert into a Class C unit of Clearway LLC issued to us. None of the units have any voting rights.

Exhibit 4.23
Net profits and net losses and distributions by Clearway LLC are allocated and made to holders of units in accordance with the respective number of membership units of Clearway LLC held. Clearway LLC will make distributions to Clearway Inc. and GIP for the purpose of funding tax obligations in respect of income of Clearway LLC that is allocated to the members of Clearway LLC. However, Clearway LLC may not make any distributions to its members if doing so would violate any agreement to which it is then a party or any law then applicable to it, have the effect of rendering it insolvent or result in it having net capital lower than that required by applicable law. Additionally, because all of Clearway Inc.’s operations are conducted through Clearway Energy Operating LLC (“Clearway Operating LLC”), a wholly owed subsidiary of Clearway LLC, and Clearway Operating LLC’s Amended and Restated Credit Agreement restricts the ability of Clearway Operating LLC to make distributions to Clearway LLC, Clearway LLC may not have any funds available to make distributions to Clearway Inc. and GIP (including with respect to tax obligations).
Coordination of Clearway Inc. and Clearway LLC
At any time Clearway Inc. issues a share of its Class A common stock or Class C common stock for cash, the net proceeds therefrom will promptly be transferred to Clearway LLC and Clearway LLC will either:
•transfer a newly issued Class A unit of Clearway LLC to Clearway Inc. in the case of the issuance of a share of Class A common stock, or transfer a newly issued Class C unit of Clearway LLC to Clearway Inc. in the case of the issuance of a share of Class C common stock; or
•use the net proceeds to purchase a Class B unit of Clearway LLC from GIP in the case of the issuance of a share of Class A common stock, which Class B unit will automatically convert into a Class A unit of Clearway LLC when transferred to Clearway Inc. or use the net proceeds to purchase a Class D unit of Clearway LLC from GIP in the case of the issuance of a share of Class C common stock, which Class D unit will automatically convert into a Class C unit of Clearway LLC when transferred to Clearway Inc.
In the event Clearway LLC purchases a Class B unit or a Class D unit of Clearway LLC from GIP, Clearway Inc. will concurrently redeem and cancel the corresponding share of its Class B common stock or Class D common stock, as applicable.
If Clearway Inc. issues other classes or series of equity securities, Clearway LLC will issue, and Clearway Inc. will use the net proceeds therefrom to purchase, an equal amount of units with designations, preferences and other rights and terms that are substantially the same as Clearway Inc.’s newly-issued equity securities. Conversely, if Clearway Inc. elects to redeem any shares of its Class A common stock or Class C common stock (or its equity securities of other classes or series) for cash, Clearway LLC will, immediately prior to such redemption, redeem an equal number of Class A units or Class C units (or its units of the corresponding classes or series) held by Clearway Inc. upon the same terms and for the same price, as the shares of Class A common stock or Class C common stock (or equity securities of such other classes or series) so redeemed.
Issuances and Transfer of Units
Class A units and Class C units may only be issued to Clearway Inc., as the sole managing member of Clearway LLC, and are non-transferable except upon redemption by Clearway LLC. Class B units and Class D units may only be issued to GIP. Class B units and Class D units may not be transferred without Clearway Inc.’s consent, which may not be unreasonably withheld, conditioned or delayed, except GIP may transfer Class B units or Class D units to any of its direct or indirect limited partners or other equityholders and to a permitted transferee (including an affiliate) without Clearway Inc.’s consent. GIP may not transfer any Class B units or Class D units to any person unless GIP transfers an equal number of shares of Clearway Inc.’s Class B common stock or Class D common stock, as applicable, to the same transferee.

Exhibit 4.23
Amended and Restated Exchange Agreement
Clearway Inc. entered into an amended and restated exchange agreement pursuant to which GIP (as successor-in-interest to NRG Energy, Inc.) (and certain permitted assignees and permitted transferees who acquire Class B units or Class D units of Clearway LLC) may from time to time cause Clearway LLC to exchange its Class B units for shares of Clearway Inc.’s Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications, or to exchange its Class D units for shares of Clearway Inc.’s Class C common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends, and reclassifications (the “Amended and Restated Exchange Agreement”). The Amended and Restated Exchange Agreement also provides that, subject to certain exceptions, holders do not have the right to cause Clearway LLC to exchange Class B or Class D units if Clearway LLC determines that such exchange would be prohibited by law or regulation or would violate other agreements to which Clearway Inc. may be subject, and Clearway Inc. may impose additional restrictions on exchange that it determines necessary or advisable so that Clearway LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
When GIP or its permitted transferee exchanges a Class B unit of Clearway LLC for a share of Clearway Inc.’s Class A common stock, Clearway Inc. will automatically redeem and cancel a corresponding share of Clearway Inc.’s Class B common stock and the Class B unit will automatically convert into a Class A unit when issued to Clearway Inc. Similarly, when GIP or its permitted transferee exchanges a Class D unit of Clearway LLC for a share of Clearway Inc.’s Class C common stock, Clearway Inc. will automatically redeem and cancel a corresponding share of Clearway Inc.’s Class D common stock and the Class D unit will automatically convert into a Class C unit when issued to Clearway Inc. As a result, when a holder exchanges its Class B units for shares of Clearway Inc.’s Class A common stock, or its Class D units for shares of Clearway Inc.’s Class C common stock, Clearway Inc.’s interest in Clearway LLC will be correspondingly increased. Clearway Inc. has reserved for issuance 42,738,750 shares of Clearway Inc.’s Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issued over time upon the exchange of all Class B units of Clearway LLC currently outstanding, and 42,738,750 shares of Clearway Inc.’s Class C common stock, which is the aggregate number of shares of Class C common stock expected to be issued over time upon the exchange of all Class D units of Clearway LLC currently outstanding.
Indemnification and Exculpation
To the extent permitted by applicable law, Clearway LLC will indemnify its managing member, Clearway Inc.’s authorized officers and Clearway Inc.’s other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred in connection with serving in such capacities, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.
Such authorized officers and other employees and agents will not be liable to Clearway LLC, its members or their affiliates for damages incurred as a result of any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.
Amended and Restated Registration Rights Agreement
Clearway Inc. entered into an amended and restated registration rights agreement with GIP (as successor-in-interest to NRG) pursuant to which GIP and its affiliates will be entitled to demand registration rights, including the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for shares of Clearway Inc.’s Class A common stock that are issuable upon exchange of Class B units of Clearway LLC that it owns, and for shares of Clearway Inc.’s Class C common stock that are issuable upon exchange of Class D units of Clearway LLC that it owns.